NUMBER                                                        SHARES

                       AURIC ENTERPRISES, INC.
            Incorporated Under the Laws of the State of Nevada

Common Stock Par Value $.001                              CUSIP

            THIS CERTIFIES THAT

            IS THE OWNER OF

FULLY PAID and NON_ASSESABLE Shares of Auric Enterprises, Inc.,
transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attory upon surrender of this Certificate
properly endorsed.   This certificate is not valid unless countersigned
and registered by the Transfer Agent and Registrar

    Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authoorized officers.

Samatha Moody                                            Robert Hinchey
Secretary                                                   President